Exhibit 11.  Computation of Net Income (Loss) Per Share.
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                   TRANSTECH INDUSTRIES, INC.
        COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                              Years Ended
                                              December 31,
BASIC:                                      2001        2000
Weighted Average Common Shares
  Outstanding                            2,943,848    2,829,190

Net Income (Loss)                      $   415,000  $(1,052,000)

Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share                $ .14       $ (.37)

DILUTED:
Weighted Average Common
    Shares  Outstanding                  2,943,848    2,829,190
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                        -            -
                                         2,943,848    2,829,190

Net Income (Loss)                      $   415,000  $(1,052,000)


Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share               $  .14       $ (.37)

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